As filed with the Securities and Exchange Commission on November 12, 2020

Registration Nos. 333-172553, 333-182452, 333-207230,

333-207231, 333-212381, 333-219112 and 333-232494

UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-172553

POST-EFFECTIVE AMENDMENT NO. 2 TO FORM S-8 REGISTRATION STATEMENT NO. 333-182452

POST-EFFECTIVE AMENDMENT NO. 3 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207230

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-207231

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-212381

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-219112

POST-EFFECTIVE AMENDMENT NO. 1 TO FORM S-8 REGISTRATION STATEMENT NO. 333-232494

UNDER THE SECURITIES ACT OF 1933

WRIGHT MEDICAL GROUP N.V.

(Exact name of registrant as specified in its charter)

The Netherlands	98-0509600
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

Prins Bernhardplein 200 1097 JB Amsterdam, The Netherlands (Address of Principal Executive Offices)	None (Zip Code)

Tornier N.V. Amended and Restated Stock Option Plan

Tornier N.V. 2010 Incentive Plan

Tornier N.V. 2010 Employee Stock Purchase Plan

Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan

Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan

Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan

Wright Medical Group, Inc. Inducement Stock Option Awards

Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan

Wright Medical Group N.V. 2017 Equity and Incentive Plan

Wright Medical Group N.V. 2017 Amended and Restated Equity and Incentive Plan

(Full title of the plan)

Robert S. Fletcher

Vice President, Chief Legal Officer

Stryker Corporation

2825 Airview Boulevard

Kalamazoo, Michigan 49002

+1 (269) 385-2600

(Name and address and telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, ”“smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer  ☒    Accelerated filer   ☐     Non-accelerated filer  ☐

Smaller reporting company   ☐         Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐

DEREGISTRATION OF SECURITIES

This post-effective amendment relates to the following registration statements on Form S-8 filed by Wright Medical Group N.V. (f/k/a Tornier N.V.) (the “Company”), including all previous post-effective amendments thereto (collectively, the “Registration Statements”), with the U.S. Securities and Exchange Commission (the “SEC”):

•

Registration statement on Form S-8 (File No. 333-172553), filed with the SEC on March 2, 2011, registering 1,199,296 ordinary shares, par value €0.03 per share, of the Company (“Shares”) in connection with the Tornier N.V. 2010 Incentive Plan, 333,333 Shares in connection with the Tornier N.V. 2010 Employee Stock Purchase Plan and 3,747,888 Shares in connection with the Tornier N.V. Amended and Restated Stock Option Plan.

•	Registration statement on Form S-8 (File No. 333-182452), filed with the SEC on June 29, 2012, registering 2,700,000 Shares in connection with the Tornier N.V. 2010 Incentive Plan.

•

Registration statement on Form S-8 (File No. 333-207230), filed with the SEC on October 1, 2015, registering 6,138,687 Shares in connection with the Wright Medical Group N.V. Amended and Restated 2010 Incentive Plan.

•

Registration statement on Form S-8 (File No. 333-207231), filed with the SEC on October 1, 2015, registering 2,929,411 Shares in connection with the Wright Medical Group, Inc. Second Amended and Restated 2009 Equity Incentive Plan, 462,664 Shares in connection with the Wright Medical Group, Inc. Fifth Amended and Restated 1999 Equity Incentive Plan and 916,985 Shares in connection with Wright Medical Group, Inc. Inducement Stock Option Awards.

•

Registration statement on Form S-8 (File No. 333-212381), filed with the SEC on July 1, 2016, registering 216,667 Shares in connection with the Wright Medical Group N.V. Amended and Restated Employee Stock Purchase Plan.

•

Registration statement on Form S-8 (File No. 333-219112), filed with the SEC on June 30, 2017, registering 12,735,640 Shares in connection with the Wright Medical Group N.V. 2017 Equity and Incentive Plan.

•

Registration statement on Form S-8 (File No. 333-232494), filed with the SEC on July 1, 2019, registering 6,200,000 Shares in connection with the Wright Medical Group N.V. Amended and Restated 2017 Equity and Incentive Plan.

On November 11, 2020, pursuant to the terms of a Purchase Agreement (as amended, the “Purchase Agreement”), dated as of November 4, 2019, among Stryker Corporation, a Michigan corporation (“Stryker”), Stryker B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) organized under the laws of the Netherlands (“Purchaser”) and an indirect wholly owned subsidiary of Stryker, and the Company, Stryker completed its acquisition of the Company through a tender offer to purchase all outstanding Shares promptly followed by a series of mergers resulting in a successor to the Company becoming an indirect wholly owned subsidiary of Stryker. As a result of the transactions contemplated by the Purchase Agreement, all offerings of securities pursuant to the Registration Statements have been terminated.

This post-effective amendment removes from registration any and all securities of the Company that were registered under the Registration Statements and remain unsold at the termination of the offerings.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Kalamazoo, State of Michigan, on November 12, 2020.

STRYKER UNITE, LTD. (successor to Wright Medical Group N.V.)

By:	/s/ Spencer S. Stiles
Name:	Spencer S. Stiles
Title:	President